UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Herbert, Gavin S.
   Allergan, Inc.
   2525 Dupont Drive
   Irvine, CA  92612
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   Allergan, Inc.
   AGN
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   March, 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |3/19/9|M   | |70,000            |A  |$16.375    |                   |I     |By Trust (1)               |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common Stock               |3/20/9|M   | |64,000            |A  |$22.00     |                   |I     |By Trust (1)               |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common Stock               |3/27/9|M   | |70,000            |A  |$23.39     |                   |I     |By Trust (1)               |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common Stock               |3/27/9|M   | |34,300            |A  |$21.75     |                   |I     |By Trust (1)               |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common Stock               |3/27/9|M   | |34,300            |A  |$23.34     |525,896            |I     |By Trust (1)               |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |41,470             |I     |By Trust (2)               |
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Common Stock               |      |    | |                  |   |           |43,970             |I     |By Trust (3)               |
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Common Stock               |      |    | |                  |   |           |1,500              |D     |                           |
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Common Stock               |      |    | |                  |   |           |2,000              |I     |By Spouse                  |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option |$16.375 |3/19/|M   | |70,000     |D  |(4)  |3/31/|Common Stock|70,000 |       |            |D  |            |
(right to buy)        |        |97   |    | |           |   |     |97   |            |       |       |            |   |            |
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Employee Stock Option |$22.00  |3/20/|M   | |64,000     |D  |(5)  |3/31/|Common Stock|64,000 |       |            |D  |            |
(right to buy)        |        |97   |    | |           |   |     |97   |            |       |       |            |   |            |
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Employee Stock Option |$23.39  |3/27/|M   | |70,000     |D  |(6)  |3/31/|Common Stock|70,000 |       |            |D  |            |
(right to buy)        |        |97   |    | |           |   |     |97   |            |       |       |            |   |            |
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Employee Stock Option |$21.75  |3/27/|M   | |34,300     |D  |(7)  |3/31/|Common Stock|34,300 |       |            |D  |            |
(right to buy)        |        |97   |    | |           |   |     |97   |            |       |       |            |   |            |
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Employee Stock Option |$23.34  |3/27/|M   | |34,300     |D  |(8)  |3/31/|Common Stock|34,300 |       |-0-         |D  |            |
(right to buy)        |        |97   |    | |           |   |     |97   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Shares held by the Herbert Family Trust. Reporting person is trustee and beneficiary and has the power to revoke without another's consent.
(2) Shares held by the Marilyn Hausman Successor Trust. Reporting person is co-trustee and has a pecuniary interest under the rules.
(3) Shares held by the Gavin Herbert Jr. Successor Trust. Reporting person is co-trustee and has a pecuniary interest under the rules.
(4) At time of grant on 7/30/90, the option provided for vesting in four equal annual installments commencing on 7/30/91. On 3/31/94, the option was amended to make it exercisable in full as of that
date.
(5) At time of grant on 4/30/91, the option provided for vesting in four equal annual installments commencing on 4/30/92. On 3/31/94, the option was amended to make it exercisable in full as of that
date.
(6) The option became exercisable in 25% increments on 7/27/90, 7/27/91, 7/27/92, and 7/27/93.
(7) At time of grant on 4/28/92, the option provided for vesting in four equal annual installments commencing on 4/28/93. On 3/31/94, the option was amended to make it exercisable in full as of that
date.
(8) At time of grant on 4/27/93, the option provided for vesting in four equal annual installments commencing on 4/27/94. On 3/31/94, the option was amended to make it exercisable in full as of that
date.
SIGNATURE OF REPORTING PERSON
/s/ Gavin S. Herbert
DATE
March 31, 1997